UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 5, 2012

Active Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12
Austin, Texas 78758
(Address of principal executive offices, including zip code)

(512) 836-6464
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on June 5, 2012, Stephen J. Clearman was appointed to the Board of Directors (the “Board”) of Active Power, Inc., a Delaware corporation (the “Company”).  Mr. Clearman is not initially expected to serve on any committees of the Board.

On March 7, 2012, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company sold 14,336,912 shares of its common stock, par value $0.001 per share (the “Shares”), to Kinderhook Partners, LP (“Kinderhook”) and Ardsley Partners, including certain affiliated funds, at a price of $0.68 per share for gross proceeds of approximately $9,749,100 before offering expenses.  Kinderhook purchased 8,823,529 Shares pursuant to the Purchase Agreement for an aggregate purchase price of $5,999,999.72 (the “Kinderhook Purchase”).  The Purchase Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 8, 2012 and is incorporated herein by reference.

In connection with the Kinderhook Purchase, the Company entered into a Side Letter Agreement with Kinderhook pursuant to which the Company was obligated to use its reasonable best efforts to cause to be appointed any designee of Kinderhook to the Board within 10 days after the Company received written notice of such designation (the “Side Letter”).  Mr. Clearman was appointed to the Board pursuant to the Side Letter.  The Side Letter was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 8, 2012 and is incorporated herein by reference.

Mr. Clearman is a co-managing member of Kinderhook GP, LLC, the General Partner of Kinderhook (the “General Partner”), responsible for making investment decisions with respect to Kinderhook and, as a result, Mr. Clearman may be deemed to control Kinderhook. Accordingly, Mr. Clearman may be deemed to have a beneficial interest in the Shares held by Kinderhook, by virtue of his indirect control of Kinderhook and the General Partner, and the General Partner’s power to vote and/or dispose of the Shares held by Kinderhook.  As a result, Mr. Clearman was a “related person” within the meaning of Item 404(a) of Regulation S-K at the time of the Kinderhook Purchase.

Mr. Clearman is entitled to receive compensation from the Company for his service on the Board on the same terms as other non-employee members of the Board, which terms are described under the caption “Overview of Director Compensation and Procedures” in the Company’s definitive proxy statement on Schedule 14A filed on April 11, 2012, and currently includes a combination of cash and stock-based incentive compensation.

On June 5, 2012, in connection with his election to the Board, the Company granted Mr. Clearman an option to purchase 30,000 shares of Common Stock and 30,000 restricted stock units.  Mr. Clearman has the sole power to vote and dispose of, and the sole power to direct the vote and disposition of, the shares of Common Stock issuable upon exercise of the options and upon vesting of the restricted stock units.  Pursuant to Mr. Clearman’s arrangement with Kinderhook Partners, LLC, the investment adviser to Kinderhook (the “Advisor”), with respect to director compensation, the proceeds from the sale of these shares are expected to be remitted to the Advisor.

The press release issued by Active Power on June 11, 2012 announcing Mr. Clearman’s appointment to the Board is attached hereto as Exhibit 99.1 and is incorporated in this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated June 11, 2012, regarding Stephen J. Clearman’s appointment to the Board of Directors of Active Power, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: June 11, 2012	By:	/s/ John K. Penver
John K. Penver
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated June 11, 2012, regarding Stephen J. Clearman’s appointment to the Board of Directors of Active Power, Inc.